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                                                                   EXHIBIT 4.7


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                                       OF

                                AROS CORPORATION.


        THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is entered into as of this 7th day of June, 2002 by and between Aros Corporation, a Delaware corporation formerly known as APACHE Medical Systems, Inc. (the "Company"), and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York (the "Rights Agent").

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of May 6, 1997 relating to certain rights in connection with the Company's stock (the "Rights Agreement"); and

        WHEREAS, the Company is contemplating entering into a merger transaction with ReGen Biologics, Inc., a Delaware corporation ("ReGen"), pursuant to which a wholly-owned subsidiary of the Company would merge with and into ReGen, with ReGen as the surviving corporation (the "Proposed ReGen Merger"); and

        WHEREAS, prior to any Person becoming an "Acquiring Person" under the Rights Agreement, the Rights Agreement may be amended as the Board of Directors of the Company may, from time to time, deem necessary or desirable without the consent of the holders of Rights thereunder; and

        WHEREAS, the Board of Directors of the Company deems it to be in the best interests of the Company and its stockholders to amend certain provisions of the Rights Agreement to exclude the Proposed ReGen Merger as specifically set forth herein.

        NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the Company and the Rights Agent do hereby agree as follows:

        1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

    "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (as such terms are hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any



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    such plan. Notwithstanding the foregoing, no Person shall become an
    "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph
    (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. Notwithstanding any of the foregoing, neither ReGen Biologics, Inc, a Delaware corporation ("ReGen"), nor any Person who as of the date hereof is a stockholder, director or officer of ReGen or any of their respective Affiliates or Associates, nor Sanderling Venture Partners, nor any of its stockholders, directors, officers or other Affiliates or Associates, nor any one or more of the foregoing acting together as a group, shall be deemed an "Acquiring Person" as a result of a merger of Aros Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Corp.") with and into ReGen (the "Proposed ReGen Merger"), nor the execution, delivery or performance of any Merger Agreement by and between the Company, Acquisition Corp. and ReGen (the "Proposed ReGen Merger Agreement"), pursuant to which the Proposed ReGen Merger may be consummated, nor the consummation of any of the transactions contemplated thereby, nor the execution, delivery or performance of any document contemplated by the Proposed ReGen Merger Agreement, including without limitation the Stockholders' Agreement and Proxy, nor the consummation of any of the transactions contemplated thereby."

        2. Section 2 of the Rights Agreement is hereby amended by inserting at the end thereof the following sentence:

    "Upon ten (10) days' prior written notice to the Rights Agent, the Rights Agent shall have no duty to supervise, and shall in no event be liable for the acts or omissions of, any such co-Rights Agent."

        3. Section 18 of the Rights Agreement is hereby amended by deleting the word "negligence" where it appears in the second sentence thereof and inserting in lieu thereof the words "gross negligence".

        4. Section 20(c) of the Rights Agreement is hereby amended by deleting the word "negligence" and inserting in lieu thereof the words "gross negligence".



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        5. Section 25(a) of the Rights Agreement is hereby amended and restated
in its entirety as follows:

    "(a) In case the Company shall propose, other than in connection with the Proposed ReGen Merger and other transactions contemplated by the Proposed ReGen Merger Agreement, (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier."

        6. Other than as set forth herein, the Rights Agreement shall continue in full force and effect.

        7. This Amendment shall become effective immediately prior to the execution and delivery by all of the parties thereto of the Proposed ReGen Merger Agreement. If the Proposed ReGen Merger Agreement is not executed and delivered by all of the parties thereto within five (5) days after the date hereof, this Amendment shall be void and of no force or effect.

        8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.




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        9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



              (The Remainder of this Page Intentionally Left Blank)

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        IN WITNESS WHEREOF, the Company and the Rights Agent have executed this
Amendment No. 1 to the Rights Agreement as of the date hereof.



                                    AROS CORPORATION





                                    By: /s/ William R. Lewis
                                       --------------------------------------
                                        Name: William R. Lewis
                                        Title:  Special Committee Member


                                    By: /s/ Alan W. Baldwin
                                       --------------------------------------
                                        Name: Alan W. Baldwin
                                        Title:  Special Committee Member



                                    EQUISERVE TRUST COMPANY, N.A.



                                    By:   /s/ Collin Ekeogu
                                       --------------------------------------
                                        Name: Collin Ekeogu
                                        Title: Director









             (Signature Page to Amendment No. 1 to Rights Agreement)